Exhibit 99.2

FOR IMMEDIATE RELEASE

Contacts:
Timothy A. Bonang, Vice President, Investor Relations, or Carlynn Finn, Senior Manager, Investor Relations
(617) 796-8222

CommonWealth REIT Announces Early Tender Date Results and Increase of the Maximum Tender Amount for its Previously Announced Debt Tender Offer

Newton, MA (March 11, 2013): CommonWealth REIT (“CommonWealth”) (NYSE: CWH) today announced that, pursuant to its previously announced tender offer to purchase for cash up to $650,000,000 aggregate principal amount of the Senior Notes (as defined below) (the “Offer”), a total of $663,053,000 principal amount of Senior Notes were validly tendered at or prior to the early tender date of 5:00 p.m., New York City time, on March 8, 2013 (such time and date, the “Early Tender Date”) and not validly withdrawn, according to the information provided by Global Bondholder Services Corporation, the tender agent for the Offer.  CommonWealth also announced that it had amended the Offer to increase the Maximum Tender Amount (as defined below) from $650,000,000 to $665,000,000 aggregate principal amount of Senior Notes (as amended, the “Maximum Tender Amount”).

The Offer is being made upon the terms and subject to the conditions set forth in an offer to purchase and related letter of transmittal, dated February 25, 2013, as amended by a press release dated March 1, 2013 and this press release (together, the “Offer Documents”), to purchase up to the Maximum Tender Amount of the 5.75% Senior Notes due February 15, 2014, 6.40% Senior Notes due February 15, 2015, 5.75% Senior Notes due November 1, 2015 and 6.25% Senior Notes due August 15, 2016, all listed below (“the Senior Notes”).

Issuer(1)	CUSIP Numbers	Title of Security	Principal Amount Outstanding (US$)	Principal Amount Tendered	Percent Tendered of Principal Amount Outstanding	Acceptance Priority Level(2)

HRPT Properties Trust	40426WAQ4	5.75% Senior Notes due February 15, 2014	$244,655,000	$144,432,000	59.03%	1

HRPT Properties Trust	40426WAP6	6.40% Senior Notes due February 15, 2015	$186,000,000	$150,476,000	80.90%	2

HRPT Properties Trust	40426WAS0	5.75% Senior Notes due November 1, 2015	$250,000,000	$107,534,000	43.01%	3

HRPT Properties Trust	40426WAR2	6.25% Senior Notes due August 15, 2016	$400,000,000	$260,611,000	65.15%	4

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(1)                 At the time of the issuance of the Senior Notes, the issuer, CommonWealth REIT, was then known as HRPT Properties Trust.

(2)                 If any Senior Notes are purchased in the Offer, Senior Notes tendered at or prior to the Early Tender Date will be accepted for purchase in priority to other Senior Notes tendered after the Early Tender Date even if such Senior Notes tendered after the Early Tender Date have a higher acceptance priority level than Senior Notes tendered prior to the Early Tender Date.

As the aggregate principal amount of Senior Notes validly tendered at or prior to the Early Tender Date and not validly withdrawn was less than the Maximum Tender Amount, CommonWealth expects that it will accept for purchase all of the Senior Notes validly tendered at or prior to the Early Tender Date and not validly withdrawn. CommonWealth expects to make payment for such Senior Notes in same-day funds on March 12, 2013 (the “Early Settlement Date”). Pursuant to the terms of the Offer, holders of Senior Notes may tender additional Senior Notes at or prior to midnight, New York City time, at the end of March 22, 2013, unless the Offer is extended or earlier terminated by the Company (such date and time, as the same may be extended, the “Expiration Date”).

Holders who validly tendered and did not validly withdraw their Senior Notes at or prior to the Early Tender Date and whose Senior Notes are accepted for purchase will receive the “Total Consideration,” which includes an “Early Tender Premium” of $20 per $1,000 principal amount of Senior Notes tendered by such holders that are accepted for purchase, plus accrued and unpaid interest to the Early Settlement Date.  Holders who validly tender their Senior Notes after the Early Tender Date but at or prior to the Expiration Date and whose Senior Notes are accepted for purchase in accordance with the acceptance priority levels set forth in the table above and subject to the terms and conditions of the Offer will receive only an amount equal to the Total Consideration minus the Early Tender Premium, plus accrued and unpaid interest to the date of settlement, which such date is expected to be March 25, 2013, subject to proration in accordance with the terms set forth in the Offer Documents.

The terms and conditions of the Offer are set forth in the Offer Documents.

Information relating to the Offer

The Offer Documents for all of the Senior Notes have been distributed to holders. Citigroup Global Markets Inc. and RBC Capital Markets, LLC are the Dealer Managers for the Offer. Investors with questions regarding the Offer may contact Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect) and RBC Capital Markets, LLC at (877) 381-2099 (toll-free) or (212) 618-7822 (collect). Global Bondholder Services Corp. is the tender agent and information agent for the Offer and can be contacted at (212) 430-3774 or (866) 952-2200 (toll-free).

None of CommonWealth, the tender agent, the information agent, or the Dealer Managers makes any recommendation as to whether holders of Senior Notes referred to in this press release should tender their Senior Notes in the Offer. This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any of the Senior Notes. The full details of the Offer for the Senior Notes, including complete instructions on how to tender Senior Notes, are included in the offer to purchase, as amended by the press release dated March 1, 2013 and this press release, the letter of transmittal and related materials. Holders are strongly encouraged to read carefully the offer to purchase and letter of transmittal and any other related materials, including materials filed with the Securities and Exchange Commission and incorporated by reference therein, because they will contain important information.

Holders may obtain a copy of the tender offer documents, free of charge, from Global Bondholder Services Corp., the tender agent and information agent in connection with the Offer, by calling toll-free at (866) 952-2200 (bankers and brokers can call collect at (212) 430-3774). Holders are urged to carefully read these materials prior to making any decisions with respect to the Offer.

WARNING CONCERNING FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS FORWARD LOOKING STATEMENTS WITHIN THE MEANING OF THE SECURITIES LAWS. THESE FORWARD LOOKING STATEMENTS ARE BASED UPON COMMONWEALTH’S PRESENT BELIEFS AND EXPECTATIONS, BUT THESE STATEMENTS ARE NOT GUARANTEED. FOR EXAMPLE, ALTHOUGH THIS PRESS RELEASE REFERS TO AN OFFER FOR A MAXIMUM OF $665,000,000 OF SENIOR NOTES, COMMONWEALTH MAY PURCHASE FEWER SENIOR NOTES, TERMS OF THE OFFER MAY CHANGE OR THE OFFER MAY BE

TERMINATED. IN ADDITION, LITIGATION HAS BEEN COMMENCED AGAINST COMMONWEALTH TO, AMONG OTHER THINGS, ENJOIN ITS CONSUMMATION OF THE TENDER OFFER AND RESCIND THE FINANCING CONTEMPLATED BY A FINANCING CONDITION TO WHICH THE OFFER IS SUBJECT. INVESTORS SHOULD NOT PLACE UNDUE RELIANCE UPON ANY FORWARD LOOKING STATEMENT.

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